Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this post-effective amendment No. 1 to Form S-1 Registration Statement of our following reports, which appear in such Registration Statement:

1)	Report dated February 25, 2009 relating to the financial statements of Hawker Beechcraft Acquisition Company, LLC.

2)	Report dated December 14, 2007, except as it relates to the condensed consolidating financial information as discussed in Note 23, as to which the date is February 19, 2008, relating to the financial statements of Raytheon Aircraft.

3)	Report dated February 28, 2007 except as it relates to the condensed consolidating financial information as discussed in Note 23, as to which the date is November 30, 2007, relating to the financial statements of Raytheon Aircraft.

We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

March 31, 2009